SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 3, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release reporting that 14,794 procedures were performed for the second quarter ended June 30, 2002, compared with 17,594 procedures for the first quarter of 2002.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated July 3, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 7/9/02	By: /s/Stephen N. Joffe Stephen N. Joffee Chairman and CEO

Exhibit 99.1

Company Contacts:	Public Relations Contact:
LCA-Vision Inc.	The Dilenschneider Group
Stephen N. Joffe, Chairman & CEO	Joel Pomerantz
Alan H. Buckey, CFO	(212) 922-0900
(513) 792-9292
www.lasikplus.com

FOR IMMEDIATE RELEASE

LCA-Vision Reports Second Quarter 2002 Procedure Volume

Marks Sixth Consecutive Quarter of Pricing Increases

CINCINNATI (July 3, 2002) – LCA-Vision Inc. (Nasdaq NM: LCAV), a leading provider of laser vision correction services across the U.S, today reported 14,794 procedures for the second quarter ended June 30, 2002, compared with 17,594 procedures for the first quarter of 2002.  Procedure volume for the first six months of 2002 increased 35% sequentially, to 32,388, up from 24,031 in the last six months of 2001.

The average price per procedure for the second quarter rose nearly 6% to  $1,105, up from $1,044 in the first quarter of 2002.  The company noted that this marks the sixth consecutive quarter of pricing increases.

Stephen Joffe, Chairman and Chief Executive Officer of LCA-Vision, said, “We are pleased with the continued strength of the laser vision correction market, and, in particular, the steady increase in average pricing.  Sequentially, we remain well ahead of the prior six-month period, and the 35 percent volume growth, coupled with higher prices, generated positive cash flow from operations during the first half of 2002, even in this challenging business environment.  Significant pent-up post 9/11 demand in the first quarter made the quarter-to-quarter sequential comparison unrepresentative.”

LCA-Vision Inc. owns and operates 31 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the Company’s patient care center at 1-800-LasikPlus (1-800-527-4575).

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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